Exhibit 99.1

MRI Interventions Reports 52% Increase in First Quarter Revenue

Record $2.5 million quarterly revenue driven by growth across entire portfolio

IRVINE, CA, April 30, 2019 – MRI Interventions, Inc. (OTCQB: MRIC) (the “Company”) today announced financial results for its first fiscal quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Increased first quarter revenue 52% year-over-year to $2.5 million.
•	Reported $1.6 million in quarterly functional neurosurgery revenue, an increase of 38% over the prior year first quarter.
•	Reported biologics and drug delivery revenue of $382,000, an increase of 93% over the prior year, including first European shipments to Lysogene for use in their P4-SAF-302 trial.
•	Reported capital sales and other services revenue of $486,000, which includes two system sales; the systems sales, combined with three evaluation installations, bring total U.S. installed base to 63 systems.
•	Completed 175 procedures across the Company’s product portfolio.
•	Completed the transfer of the V-Tag 510(k) from Voyager Therapeutics, Inc. and completed initial clinical builds.
•	Generated gross margin of 64%.
•	Maintained reduction of cash used in operations to $609,000, which included annual bonus compensation and semi-annual interest payment.

Joe Burnett, President and Chief Executive Officer of MRI Interventions, Inc., said, “Our team started 2019 on a terrific note, delivering record revenue in the first quarter on strong performance across all of our product categories, including functional neurosurgery navigation, biologics and drug delivery, and capital and services. We also demonstrated the leverage opportunity in our business model, with 52% growth in sales on only a 3% growth in operating expenses. Our cash burn in the first quarter was reduced from $2.0 million in the first quarter of 2018 to only $609,000 this quarter, demonstrating our focused effort in pursuing profitable growth.

“The demand for our products, and the number of patients benefitting from our navigation platform, continue to grow, evidenced by the 175 cases completed in the first quarter across our portfolio. Additionally, we sold or installed for evaluation five new systems, bringing our current installed base to 63 systems in the U.S. We continue to expect between 800 and 850 cases to be performed in 2019, and the addition of eight to 10 new installations. Based on the strength of the first quarter, we now expect 2019 revenue to be in the range of $10.0 million to $11.0 million.”

Financial Results – Three Months Ended March 31, 2019

Functional neurosurgery revenue, which consists of disposable product sales and services related to cases utilizing the ClearPoint system, increased 38% to $1.6 million for the three months ended March 31, 2019, from $1.2 million for the same period in 2018. The increase was primarily due to an expanded customer base, more efficient utilization of MRI scanner availability by existing customers, and resolution of the previously announced FDA actions taken in early 2018 that adversely affected third-party providers in the laser ablation space.

Biologics and drug delivery revenue, which include sales of disposable products and services related to customer-sponsored clinical trials and services, increased 93% to $382,000 for the three months ended March 31, 2019, from $198,000 for the first quarter of 2018. The increase reflected increases in services related to customer clinical trial services as well as in product sales.

5 Musick, Irvine, California 92618  949.900.6833

Capital equipment sales and other services revenue, consisting of sales of ClearPoint reusable hardware and software and services (other than those related to biologics and drug delivery), increased 84% to $486,000 for the three months ended March 31, 2019, from $264,000 for the same period in 2018, due primarily to an increase in sales of ClearPoint systems and to marketing fees earned under our agreement with Clinical Laserthermia Systems.

Gross margin for the three months ended March 31, 2019 was 64%, consistent with gross margin for the same period in 2018 and a reflection of product mix that includes system equipment sales in each period.

Research and development costs were $585,000 for three months ended March 31, 2019, compared to $546,000 for the same period in 2018, an increase of 7%. Sales and marketing expenses were $1.0 million for the three months ended March 31, 2019, compared to $962,000 for the first quarter of 2018, an increase of 8%. General and administrative expenses were $933,000 for the three months ended March 31, 2019, compared to $953,000 for the same period in 2018, a decrease of 2%.

Teleconference Information

Investors and analysts are invited to listen to a live broadcast review of the Company’s 2019 first quarter financial results today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) that may be accessed by visiting the Company’s website at www.mriinterventions.com and selecting “Investors” / “News” / “IR Calendar.” Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until May 8, 2019 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company’s website at www.mriinterventions.com, on the “Investor Relations” page.

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning MRI Interventions, Inc.’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the Company’s ability to obtain additional financing; estimates regarding the sufficiency of the Company’s cash resources; future revenues from sales of the company’s ClearPoint Neuro Navigation System products; and the company’s ability to market, commercialize and achieve broader market acceptance for the company’s ClearPoint Neuro Navigation System products. More detailed information on these and additional factors that could affect the company’s actual results are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the Securities and Exchange Commission, and the company’s Quarterly Report on Form 10-Q, which the company intends to file on or before May 15, 2019.

Contact:
Harold A. Hurwitz, Chief Financial Officer
(949) 900-6833

Matt Kreps
Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

MRI INTERVENTIONS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For The Three Months Ended March 31,
	2019	2018
Revenues:
Product revenues	$2,163,953	$1,538,598
Service and other revenues	308,564	84,768
Total revenues	2,472,517	1,623,366
Cost of revenues	886,481	588,967
Research and development costs	584,540	546,328
Sales and marketing expenses	1,040,712	962,214
General and administrative expenses	933,033	952,951
Operating loss	(972,249)	(1,427,094)
Other income (expense):
Gain from change in fair value of derivative liabilities	—	34,443
Other income (expense), net	5,629	(794)
Interest expense, net	(254,105)	(247,472)
Net loss	$(1,220,725)	$(1,640,917)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.11)	$(0.15)
Weighted average shares outstanding:
Basic and diluted	11,044,125	10,741,618

MRI INTERVENTIONS, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,491,670	$3,101,133
Accounts receivable, net	1,266,797	1,233,896
Inventory, net	2,024,935	2,105,976
Lease rights of use	98,668	—
Prepaid expenses and other current assets	199,576	213,684
Total current assets	6,081,646	6,654,689
Property and equipment, net	498,783	377,706
Software license inventory	679,400	801,900
Lease rights of use	355,176	—
Other assets	10,639	22,538
Total assets	$7,625,644	$7,856,833

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$502,986	$500,929
Accrued compensation	667,768	764,960
Lease liabilities	104,127	—
Other accrued liabilities	319,654	390,838
Deferred revenue	679,485	350,963
Total current liabilities	2,274,020	2,007,690
Accrued interest	892,125	857,500
2014 junior secured notes payable, net	1,944,871	1,939,850
Lease liabilities	367,061	—
2010 junior secured notes payable, net	1,704,948	1,540,791
Total liabilities	7,183,025	6,345,831
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued and outstanding at March 31, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 11,067,207 shares issued and outstanding at March 31, 2019; and 11,018,364 issued and outstanding at December 31, 2018	110,672	110,183
Additional paid-in capital	108,752,502	108,600,405
Accumulated deficit	(108,420,555)	(107,199,586)
Total stockholders’ equity	442,619	1,511,002
Total liabilities and stockholders’ equity	$7,625,644	$7,856,833

MRI INTERVENTIONS, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For The Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(1,220,725)	$(1,640,917)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	34,640	31,623
Share-based compensation	152,586	247,464
Expenses paid through the issuance of common stock	—	77,500
Gain from change in fair value of derivative liabilities	—	(34,443)
Amortization of debt issuance costs and original issue discounts	169,179	136,429
Amortization of lease rights of use, net of accretion in lease liabilities	25,630	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(32,901)	39,306
Inventory, net	47,824	(297,280)
Prepaid expenses and other current assets	14,108	39,556
Other assets	11,899	(19,475)
Accounts payable and accrued expenses	(113,937)	(500,899)
Lease liabilities	(26,289)	—
Deferred revenue	328,523	(39,546)
Net cash flows from operating activities	(609,463)	(1,960,682)
Cash flows from investing activities:
Purchases of property and equipment	—	(20,646)
Net cash flows from investing activities	—	(20,646)
Cash flows from financing activities:
Proceeds from warrant exercises	—	205,131
Net cash flows from financing activities	—	205,131
Net change in cash and cash equivalents	(609,463)	(1,776,197)
Cash and cash equivalents, beginning of period	3,101,133	9,289,831
Cash and cash equivalents, end of period	$2,491,670	$7,513,634

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$—	$—
Interest	$291,032	$$146,611